Exhibit 3.229

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FILTERFRESH COFFEE SERVICE, INC.

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Filterfresh Coffee Service, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Filterfresh Coffee Service, Inc. The name under which the Corporation was originally incorporated is Filterfresh Corporation. The date of filing of its original Certificate of Incorporation with the Secretary of State was September 10, 1984.

2. This Amended and Restated Certificate of Incorporation was duly adopted by unanimous written consent of the stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation as heretofore amended, supplemented and/or restated (the “Certificate of Incorporation”).

4. The text of the Certificate of Incorporation as amended and restated in its entirety is amended and restated in its entirety as follows:

FIRST: The name of the corporation is Filterfresh Coffee Service, Inc.

SECOND: The registered office of the corporation is to be located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware, 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The corporation shall be authorized to issue 1,000 shares all of which are to be of one class and with a par value of $1.00 per share.

SIXTH: Elections of directors need not be by written ballot.

SEVENTH: The Board of Directors shall have the power, separate from and in addition to the stockholders, to make, alter, or repeal the by-laws of the corporation.

EIGHTH: Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

IN WITNESS WHEREOF, said Filterfresh Coffee Service, Inc. has caused this Certificate to be signed by Megan C. Timmins, its Secretary, this 17th day of July, 2013.

Filterfresh Coffee Service, Inc.

By	/s/ Megan C.Timmins
Megan C. Timmins, Secretary